EXHIBIT 6.3

                              ACQUISITION AGREEMENT

THIS AGREEMENT dated for reference June 29, 2001, is among NEW CENTENNIAL MINING Inc., a Nevada company ("NCM") (fka La Ceiba Mining Corp.) of 1100 Melville Street, 6th Floor, Vancouver, B.C., V6E 4A6, and fax (604) 682-6509 ("NCM"); and CENTENNIAL DEVELOPMENT COMPANY, a Utah company ("CDC"), and CENTENNIAL DEVELOPMENT INC., a Delaware company ("CDI"), both of 3209 West 11925 South, Riverton, Utah, 84065, and fax (801) 253-8808.

WHEREAS CDC has agreed to transfer all of its interest in the Shares and the Contract to NCM,

FOR VALUABLE CONSIDERATION, the receipt and sufficiency of which are acknowledged, the parties agree that:

                                 INTERPRETATION

1.   The definitions in the recitals are part of this agreement.

2.   In this agreement:

     a.  "Centennial Canada" means Centennial Development Canada Ltd.

     b. "Closing" means the day on which NCM delivers the Purchase Price to CDC.

     c. "Contract" means the East Butte Development Contract dated January 26, 2001 between CDC and Elkhorn Goldfields, Inc., a copy of which is attached as Schedule "A".

     d.  "Purchase Price" means US$250,000.

     e. "Shares" means the shares in Centennial Canada that CDC beneficially owns, which is an aggregate one shares in the capital of Centennial Canada.


                    TERMS AND CONDITIONS OF THE ACQUISITION


TRANSFER OF SHARES

3. CDC will transfer all of its interest in the Shares to NCM at Closing so that Centennial Canada becomes a wholly owned subsidiary of NCM as of the Closing.

4.   CDI consents to the transfer of Shares from CDC to NCM.

ACQUISITION OF CONTRACT

5. CDC will transfer all of its interest in the Contract to NCM at Closing so that NCM becomes the contractor of Contract.

PAYMENT OF PURCHASE PRICE

6. NCM will pay the Purchase Price on or before December 31, 2001 by delivering the full amount of the Purchase Price to CDC.

TERMINATION OF AGREEMENT

7. If NCM has not delivered the Purchase Price to CDC by December 31, 2001, this agreement will terminate immediately and any interest that NCM may have acquired in the Shares and the Contract will automatically be cancelled and will revert back to CDC.

Acquisition Agreement                                                        2/3

CLOSING

8.   At Closing, CDC and CDI will deliver the following;

     a. all corporate documents required for the transfer of the Shares, including the requisite resolutions to approve the transfer of the Shares and the certificates representing the Shares;

     b. all corporate documents required for the transfer of the Contract, including the directors' and shareholders' resolutions approving the transfer of the Contract; and

     c. a copy of the consent from Elkhorn Goldfields, Inc. to the transfer of the Contract.

9.   At Closing, NCM will deliver the following:

     a. all corporate documents required for the transfer of the Shares and the Contract, including director's resolutions approving the payment of the Purchase Price for the Shares and the Contract; and

     b. a certified cheque, money order or bank draft made payable to CDC in the amount of US$250,000.

                         REPRESENTATIONS AND WARRANTIES

CDI AND CDC

10.  CDI and CDC jointly and severally represent and warrant that:

     a. CDI is a company formed and in good standing under the laws of Delaware.

     b.   CDC is a company formed and in good standing under the laws of Utah.

     c. CDI and CDC each have the legal capacity and authority to make and perform this agreement.

     d. CDC owns the Shares and the Contract free of any claim or potential claim by any person and CDC has the authority to transfer the Shares and the Contract as described in this agreement.

     e.   No person has any right to acquire additional shares of Centennial
          Canada.

     f. The Shares represent all the issued and outstanding shares in the capital of Centennial Canada.

     g.   CDI is the sole shareholder of CDC.

     h. Elkhorn Goldfields, Inc. has consented to the transfer of the Contract and has provided written confirmation of such consent.

NCM

11.  NCM represents and warrants that:

     a.   It is a company formed and in good standing under the laws of Nevada.

     b. It has the legal capacity and authority to make and perform this agreement.

                                OTHER PROVISIONS

12. CDC and CDI acknowledge that this agreement was prepared for NCM by Jeffs & Company Law Corporation and that it may contain terms and conditions onerous to them. They expressly acknowledge that NCM has given them adequate time to review this agreement and to seek and obtain independent legal advice, and they represent to NCM that they have in fact sought and obtained independent legal advice and are satisfied with all the terms and conditions of this agreement.

13.  Time is of the essence of this agreement.

Acquisition Agreement                                                        3/3

14. This agreement is governed by the laws of British Columbia and must be litigated in the courts of British Columbia.

15. Any notice that must be given or delivered under this agreement must be in writing and delivered by hand to the address or transmitted by fax to the fax number given for the party on page 1 and is deemed to have been received when it is delivered by hand or transmitted by fax unless the delivery or transmission is made after 4:00 p.m. or on a non-business day where it is received, in which case it is deemed to have been delivered or transmitted on the next business day. Any payments of money must be delivered by hand or wired as instructed in writing by the receiving party. Any delivery other than a written notice or money must be made by hand at the receiving party's address.

16. Neither CDC nor CDI may assign this agreement or any part of it to another party.

17. Any amendment of this agreement must be in writing and signed by the parties.

18. This agreement enures to the benefit of and binds the parties and their respective successors, heirs and permitted assignees.

19. No failure or delay of NCM in exercising any right under this agreement operates as a waiver of the right. NCM's rights under this agreement are cumulative and do not preclude NCM from relying on or enforcing any legal or equitable right or remedy.

20. If any provision of this agreement is illegal or unenforceable under any law, then it is severed and the remaining provisions remain legal and enforceable.

21. This agreement may be signed in counterparts and delivered to the parties by fax, and the counterparts together are deemed to be one original document.

THE PARTIES' signatures below are evidence of their agreement.




NEW CENTENNIAL MINING INC.              CENTENNIAL DEVELOPMENT COMPANY



   /s/ Peter M. Kuhn                            /s/ Peter M. Kuhn
------------------------------          ----------------------------------------
Authorized signatory                    Authorized signatory
June 29, 2001                           June 29, 2001






                                        CENTENNIAL DEVELOPMENT INC.


                                                /s/ Peter M. Kuhn
                                        ----------------------------------------
                                        Authorized signatory
                                        June 29, 2001